UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2022

AGEAGLE AERIAL SYSTEMS INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-36492	88-0422242
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8833 E. 34th Street North

Wichita Kansas 67226

 (Address of Registrant’s Principal Executive Office, Including Zip Code)

(620) 325-6363

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	UAVS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Employment Arrangements for Barrett Mooney, Chief Executive Officer

As previously disclosed in the Current Report on Form 8-K filed on January 21, 2022 (the “Original 8-K”), Mr. Barrett Mooney was re-appointed to serve as the Chief Executive Officer of AgEagle Aerial Systems Inc. (the “Company”). At such time, the Compensation Committee of the board of directors (the “Compensation Committee”) had not yet made recommendations with respect to Mr. Mooney’s new employment agreement and compensation. The Original 8-K disclosed that the Company would file a subsequent Current Report on Form 8-K to disclose such new arrangements. This Form 8-K is being filed in part to disclose Mr. Mooney’s approved compensation arrangements.

Pursuant to an employment offer letter between the Company and Mr. Mooney, dated March 15, 2022, Mr. Mooney, in his role as Chief Executive Officer, will receive an annual base salary of $380,000 per year, subject to annual performance reviews and revisions by and at the sole discretion of the Compensation Committee. In accordance with the 2022 Executive Compensation Plan and as approved by the Compensation Committee, Mr. Mooney will be eligible to receive an annual cash bonus of up to 35% of his then-current base salary and restricted stock units (“RSUs”) with a fair value of up to $350,000, based upon achievement of the performance milestones established in the 2022 Executive Compensation Plan. In addition, Mr. Mooney is entitled to receive a quarterly grant of 25,000 stock options at the fair market value of the Company’s Common Stock on the grant date, vesting over two years, and exercisable for a period of five years.

Mr. Mooney is provided with severance benefits in the event of termination without cause or for good reason, as defined in her amended employment offer letter. Upon execution of a severance agreement entered into between Mr. Mooney and the Company, Mr. Mooney will be entitled to the following benefits: (i) six months of base salary, paid in the form of salary continuation, in accordance with the terms of a Separation Agreement to be entered into at the time of termination; (ii) reimbursement of COBRA health insurance premiums at the same rate as if the executive officer were an active employee of the Company (conditioned on the executive officer having elected COBRA continuation coverage) for a period of 6 months or, if earlier, until the executive officer is eligible for group health insurance benefits from another employer; and (iii) a grant of fully-vested RSUs with a fair market value of $190,000 on the date of termination of employment, pursuant to the terms of the separation agreement.

The severance benefits are conditioned upon (i) continued compliance in all material respects with Mr. Mooney’s continuing obligations to the Company, including, without limitation, the terms of the amended employment offer letter and of the confidentiality agreement that survive termination of employment with the Company, and (ii) signing (without revoking if such right is provided under applicable law) a separation agreement and general release in a form provided to the executive officer by the Company on or about the date of termination of employment.

In the event the Board of Directors (the “Board”) determines in its discretion that Mr. Mooney must relocate his principal place of performance of her duties, the Company shall pay and/or reimburse his expenses in connection with such relocation.

Employment Arrangements for Nicole Fernandez-McGovern, Chief Financial Officer

On February 7, 2022, the Company’s Board, upon recommendation of the Compensation Committee, approved the 2021 Executive Bonus Award comprising of $10,000 in cash bonus and the issuance of 62,500 RSUs for Ms. Nicole Fernandez-McGovern, the Company’s Chief Financial Officer.

Approval of 2022 Executive Compensation Plan and Awards to Mr. Mooney and Ms. Fernandez-McGovern

On February 7, 2022, the Company’s Board, upon recommendation of the Compensation Committee, also approved the adoption of its 2022 Executive Compensation Plan pursuant to which, if all performance milestones related to the Company’s operational, financial and strategic targets are met, Mr. Mooney and Ms. Fernandez-McGovern will be eligible to receive the following:

(i) Mr. Mooney is eligible to receive an annual cash bonus of up to 35% of his then-current base salary and RSUs with a fair value of up to $350,000, based upon achievement of the performance milestones established in the 2022 Executive Compensation Plan. In addition, Mr. Mooney is entitled to receive a quarterly grant of 25,000 stock options at the fair market value of the Company’s Common Stock on the grant date, vesting over two years, and exercisable for a period of five years; and

(ii) Ms. Fernandez-McGovern is eligible to receive an annual cash bonus of up to 35% of her then-current base salary and RSUs with a fair value of up to $300,000, based upon achievement of the performance milestones established in the 2022 Executive Compensation Plan. Furthermore, Ms. Fernandez-McGovern is entitled to a service-based bonus, comprised of a cash bonus of $50,000 and RSUs with a fair value of $50,000, which is payable in October 2022. In addition, Ms. Fernandez-McGovern is entitled to receive a quarterly grant of 25,000 stock options at the fair market value of the Company’s Common Stock on the grant date, vesting over two years, and exercisable for a period of five years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGEAGLE AERIAL SYSTEMS, INC.

	By:	/s/ Nicole Fernandez McGovern
	Name:	Nicole Fernandez McGovern
	Title:	Chief Financial Officer

Dated: May 2, 2022